EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Summary Historical Consolidated Financial and Operating Data,” “Selected Historical Financial and Operating Data,” and “Experts” and to the use of our report dated March 30, 2011 (except Note 12, as to which the date is June 27, 2011), in the Registration Statement (Form S-4) and related Prospectus of Capella Healthcare, Inc. for the registration of $500,000,000 of its 9.25% Senior Notes due 2017.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 27, 2011